Exhibit 10.2

AMENDMENT NO. 1 TO
SUBORDINATED CONTINGENT SECURED PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO SUBORDINATED CONTINGENT SECURED PROMISSORY NOTE (the “Amendment”) is entered into as of November 20, 2009, by and between Emrise Electronics Corporation, a New Jersey corporation (the “Company”), and Charles S. Brand (“Holder”) and amends that certain Subordinated Continent Secured Promissory Note (the “Note”) dated August 20, 2008 by and between the Company and Holder in the original principal amount of up to One Million Five Hundred Eighty-Four Thousand Dollars ($1,584,000).  All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Note.

NOW, THEREFORE, the Company and Holder do hereby agree as follows:

1.                                       Amendments.

(a)           Definition of Applicable Interest Rate.  The definition of “Applicable Interest Rate” in Section 1 is hereby replaced in its entirety with the following:

“Applicable Interest Rate” shall mean the rate per annum equal to the prime rate as reported in The Wall Street Journal plus 1%; provided, however, that such rate shall be doubled until the Company has reduced the principal amount of the Note by an amount equal to (i) the amount of any increase in the principal balance of this Note attributable to the Closing Net Cash adjustment pursuant to Section 2.5(c) of the Stock Purchase Agreement plus (ii) the First Deferred Purchase Price Payment.

2.                                       Initial Principal Balance.  All references in the Note to $1,584,000 shall be changed to $3,402,923.80.

3.                                       Adjustment of Principal Balance.  Section 2.2 is hereby replaced in its entirety with the following:

As of the Issuance Date, the principal balance of the Note is $3,402,923.80 and notwithstanding any provision to the contrary in the Note or the Stock Purchase Agreement, such principal balance shall not decrease, except in the event of payment or pursuant to Section 10.8 of the Stock Purchase Agreement.

4.                                       First Measurement Period Principal Balance.  Section 2.3 is hereby deleted in its entirety.

5.                                       Payments of Principal and Interest.

(a)           Section 3.1 is hereby replaced in its entirety with the following:

The Company shall make no principal or interest payments during the period commencing on the Issuance Date and ending on July 1, 2010, at which time the Company shall make a principal payment on the Note in the amount of $1,059,368.90 plus a payment of interest accrued on such amount from the Issuance Date through the date of payment of such principal amount.  The amount of $1,059,368.90 is comprised of the amount attributable to the Closing Net Cash Adjustment plus the First Deferred Purchase Price Payment.  During such period, interest will accrue on a quarterly basis pursuant to the terms of this Section 3.

(b)           Section 3.2 is hereby deleted in its entirety.

(c)           Section 3.3 is hereby replaced in its entirety with the following:

The outstanding principal amount, together with all accrued and unpaid interest on this Note, shall be due and payable on the Maturity Date or such earlier time as provided herein.

6.             Further Assurances.  Each of the parties hereby agrees that it shall execute and deliver all additional documents and take such further actions reasonably required to implement the terms and intent of this Amendment.

7.             Remaining Provisions of the Note.  All sections and/or paragraphs of the Note not otherwise amended, modified or restated in this Amendment shall remain in full force and effect and as set forth in the Note; provided, however, that in the event of any discrepancy or inconsistency between the Note and this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed and acknowledge this Amendment as of the date first written above.

THE COMPANY:	Emrise Electronics Corporation

	By:	/s/ Carmine T. Oliva
	Name:	Carmine T. Oliva
	Its:	CEO

HOLDER:	/s/ Charles S. Brand
Charles S. Brand